EXHIBIT 99.01



                        Cellegy Pharmaceuticals Completes
                             $11.6 Million Financing

South San Francisco, California, October 3, 2000 - Cellegy Pharmaceuticals, Inc. (Nasdaq: CLGY) announced today the completion of a private placement of 1.5 million shares of its common stock, resulting in $11.6 million of gross proceeds to the Company.

Participants in the financing, which was self-managed by Cellegy, included funds managed by Baker/Tisch Investments in New York, Capital Research & Management in San Francisco, and Framlington in the United Kingdom. Capital Research and Framlington are new investors in the Company. Cellegy has agreed to file a registration statement covering shares issued in this transaction.

"We welcome our new investors and thank the Baker/Tisch group for their continued strong support," commented K. Michael Forrest, Cellegy's Chairman and CEO. "This financing will permit us to continue rapid development of our two Phase III products, Anogesic(R) and TostrexTM, and accelerate clinical activities of TostrelleTM for the treatment of female sexual dysfunction. Tostrelle will enter into an expanded Phase I/II study shortly, and is expected to enter into Phase II/III clinical trials next year."

Cellegy Pharmaceuticals is a specialty biopharmaceutical company engaged in the development of prescription drugs and high performance skin care products. The Company currently has two prescription drugs, Anogesic(R) (nitroglycerin ointment) and TostrexTM (testosterone gel) undergoing Phase III clinical trials. Assuming successful completion of these trials, Cellegy plans to file NDA's on both drugs in 2001. Cellegy is also conducting two Phase II clinical trials using Anogesic to treat hemorrhoids, a condition which afflicts over nine million people in the U.S. alone. Tostrex is under development for the treatment of male hypogonadism, a condition that can result in decreased energy and libido in men. A third product, TostrelleTM (testosterone gel), has just completed a Phase I/II dose ranging study in the U.S.

This press release contains certain forward-looking statements, including statements concerning product development, the results of clinical trials and future dates for regulatory submissions. Actual results may differ materially from those contained in these forward-looking statements. Final clinical results relating to Anogesic, Tostrex and Tostrelle are not yet available and may not satisfactorily demonstrate efficacy or safety. Even if the trial results are positive, successful product commercialization is not assured or may be subject to significant delays. For more information regarding these and other risk factors associated with the Company's business, refer to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and Annual Report on Form 10-K for the year ended December 31, 1999. Investors should not place undue reliance on these forward-looking statements, which only address events as of the date of this press release.


                         Company Contacts: 650-616-2200
                                 www.cellegy.com

Richard Juelis                                                K. Michael Forrest
VP, Finance and CFO                                  Chairman, President and CEO